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                                                                    Exhibit 23.1

                        Consent of Independent Auditors

We consent to the reference to our firm as "Experts" in item 3 of the Registration Statement (Form S-8 No. 33-00000) pertaining to Jostens, Inc. Deferred Compensation Plan 1998 Revision and Jostens, Inc. Deferred Commission Plan 1998 Revision and to the incorporation by reference therein of our reports dated March 18, 1998, with respect to the consolidated financial statements of Jostens, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended January 3, 1998 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
June 5, 1998